EXHIBIT 11.5

INSIDER TRADING POLICY – PORTAGE BIOTECH INC.

Policy

Under United States securities laws, it is a crime to buy or sell securities of a company (including stocks and bonds) while in possession of material, non-public information about the company. Furthermore, it is a crime to pass on such information to others who use it for personal profit, if the information was obtained in the course of one’s employment or service to the company (including consulting employment) and disclosure violates a duty (of confidentiality or otherwise) owed to the employer. Companies and “controlling persons” can also be criminally liable, and subject to monetary penalties, unless they take precautions to prevent violations of these laws.

Responsibilities

If a director, officer or any employee has material non-public information relating to Portage Biotech Inc. (together with any subsidiaries, together the “Company”), it is the Company’s policy, consistent with the law, that neither that person nor any related person may buy or sell securities of the Company or engage in any other action to take advantage of that information or to pass it on to others.

This policy also applies to information obtained in the course of employment relating to any other company, including customers, suppliers or other companies with whom the Company is considering a transaction. Such information is the property of the Company, and use for personal gain, or disclosure to others who use it for personal gain, is a conversion of Company property for personal use. As such, that improper use of Company property is strictly prohibited.

There are no exceptions for transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure).

Disclosure of Information to Others

The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. No director, officer or employee should, therefore, disclose information to anyone outside the Company, including family members and friends, or discuss the Company or its business on any internet message board, chat room or any similar or other forum, other than as expressly permitted by the Company.

Definition of Material Information

Always remember that “material information” is broadly defined to include any information that a reasonable investor would consider important in a decision to buy, hold or sell securities (in short, any information that could reasonably be expected to affect the price of the securities).

Common examples of information that is frequently regarded as material are: projections of future earnings or losses that differ from market expectations; news of a pending or proposed merger, acquisition or tender offer; news of a significant sale of assets or the disposition of a subsidiary; changes in dividend policies, the declaration of a new stock split; the public offering or private sale of additional securities; changes in management; significant new products or services offerings; the gain or loss of a substantial customer or supplier; a significant cybersecurity incident; clinical trial results; actions of the U.S. Food and Drug Administration or other regulatory agencies; changes in research strategies; changes in business strategies; impending bankruptcy or financial liquidity problems; or execution or termination of significant contracts. Either positive or negative information may be material.

Twenty-Twenty Hindsight

If securities transactions become the subject of scrutiny they will be viewed after the fact with the benefit of twenty-twenty hindsight. As a result, before engaging in any transaction involving the Company’s securities, any director, officer or employee should carefully consider how the transaction would be viewed in hindsight if a marked increase or decrease in the stock price occurs after the transaction.

Transactions by Family Members

The very same restrictions apply to family members and others living with any of such persons. Each director, officer and other employee will also be held responsible for their actions and for the actions of their immediate families and personal households. If a relative living outside such person’s home trades, and thereafter there is a marked increase or decrease in the stock price because of a Company transaction or event, the relative’s trades, and such person’s actions, will be subject to strict scrutiny. For example, in that type of circumstance the Securities and Exchange Commission (“SEC”) frequently begins investigations into whether directors, officers or employees of the company involved tipped the relative who traded.

Transactions by Entities that You Influence or Control

The very same restrictions also apply to any entities that any director, officer or other employee of the Company influences or controls, including any corporations, limited liability companies, partnerships, trusts or any venture or other investment fund (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the Insider’s own account.

Tipping Information to Others

Whether the information is proprietary information about the Company, information that could have an impact on the Company’s stock price, or non-public information about another company learned in the course of employment or service to the Company, none of such information should be passed on to others. The same legal penalties apply whether or not the distributor of the information, or tipper, actually benefits from another’s actions. The U.S. Securities and Exchange Commission (the “SEC”) has often successfully asserted substantial penalties against employees who told others about pending transactions even though those employees did not actually trade or profit from their tippees’ trading.

When Information is Public

It is also improper for a director, officer or employee to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases. Because the Company’s shareholders and the investing public must be afforded the time to receive the information and act upon it, as a general rule no director, officer or employee should engage in any transactions until two full business days have elapsed after the information has been released. Thus, if a public announcement is made before the markets open on a Monday, Wednesday generally would be the first day on which such persons could trade. Similarly, if an announcement were made after the close on a Thursday, the following Tuesday generally would be the first day. Obviously, these guidelines are meant to ensure only that the public announcement has been adequately disseminated and, even if the specified time periods following a public announcement have passed, any desired transactions by directors, officers or employees will remain subject to all of the other provisions of this policy.

Additional Prohibited Transactions

Because it is also illegal for certain Company personnel to engage in short-term or speculative transactions involving Company securities, it is the Company’s policy that directors, officers and employees should not engage in any of the following activities with respect to securities of the Company:

1.     Trading in securities on a short-term basis.

o    All employees. The Company encourages (but does not require) that all Company securities purchased by an employee (other than an Insider (as defined below)) should be held for a minimum period of six months before any subsequent resale.

o    Insiders. The Company requires that any director, officer or other employee designated as an insider by the Board or Chief Financial Officer from time to time (collectively, “Insiders”) refrain from selling any Company securities for a period of six months after the purchase of any Company securities. Similarly, any Insider must refrain from purchasing any Company securities for a period of six months after the sale of any Company securities. (Note that the SEC’s short-swing profit rule similarly imposes strict monetary penalties on Insiders when selling any securities within six months of any purchase and from purchasing any securities within six months after any sale.) Insiders of the Company may vary from time to time and will typically include, in addition to the directors and executive officers of the Company, those persons who, because of the nature of their responsibilities, are or are likely to become aware of important Company information.

o    Exceptions. These restrictions do not apply to most stock option exercises because option exercises are not regarded as purchases of securities, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The restrictions do apply, however, to sales of shares received upon the exercise of an option, any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. Therefore, an Insider may exercise a stock option and immediately sell the option shares. However, if an Insider has purchased other Company shares within the six months prior to the option exercise, he or she may not sell the option shares until the purchased shares have been held for at least six months.

These restrictions also do not apply to share grants received pursuant to an election to receive equity in payment of a portion of a bonus or other award pursuant to any incentive compensation plan of the Company. Share grants received pursuant to such a plan are subject to contractual restrictions on resale as set forth in the applicable compensation plan or award agreement.

2.     Short sales. No Insiders or other employees should ever engage in short sales of Company securities.

3.     Buying or selling puts or calls. No Insiders or other employees should ever engage in the purchase or sale of a put or call option, or any other derivative or hedging transaction, in respect of Company securities.

Company Assistance

Any person who has any questions about specific transactions may obtain additional guidance from the Company’s Chief Financial Officer. Remember, however, that the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with the individual. In this regard, it is imperative that good judgment is used at all times.

Pre-Clearance of All Trades by Insiders

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where any director, officer or other employee engages in a trade while unaware of a pending major development), the following procedures will apply:

Except as otherwise set forth below, all transactions in Company securities (acquisitions, dispositions, transfers, etc.) by Insiders must be pre-cleared by the Company’s Chief Financial Officer. If an employee has not been previously designated as an Insider and the Company determines that he or she is or may become aware of potentially material information nonetheless, such employee will be notified of his or her Insider status and the rules relating to trading by Insiders will apply to such employee until further notice. Those persons required to pre-clear transactions should contact the Chief Financial Officer at least two business days in advance of a proposed trade. The Chief Financial Officer will make appropriate inquiries and review and as soon as possible advise whether or not the Company will permit a trade under the circumstances. The Chief Financial Officer is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade.

This pre-clearance requirement does not apply to stock option exercises, but does cover sales of option shares (that is, the sale of the shares received when an option is exercised). Once pre-cleared, a trade must be initiated within two business days. If a transaction is not initiated within that period, it cannot thereafter be initiated without a second advance clearance.

Blackout Periods

The Company’s announcement of its annual and quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, Insiders can anticipate that, to avoid even the appearance of trading while aware of material non-public information, they will not be pre-cleared to trade in Company securities for periods surrounding the preparation and filing of these results.

Annual Blackout. In relation to the annual financial results, Insiders will not be pre-cleared to trade in Company securities during the period beginning on April 1st and ending two full business days after the issuance of the annual earnings release or the filing of the Company’s 20-F as an annual report, whichever occurs first.  Thus, if annual earnings are released or the 20-F annual report is filed before the markets open on July 1st, Insiders will not be permitted to trade between April 1st and July 2nd [1] (assuming July 1st and July 2nd are business days).

Quarterly Blackout. In relation to the quarterly financial results, Insiders will not be pre-cleared to trade in Company securities during the period beginning after end of the Company’s fiscal quarter and ending two full trading days after the issuance of the quarterly earnings release or the filing of the Company’s 6-K that includes the interim quarterly financial data, whichever occurs first.  Thus, for example, if the fiscal quarter in question ends on June 30th and earnings are released or the 6-K is filed before the markets open on August 15th, Insiders will not be permitted to trade between July 1st and August 16th 1(assuming August 15th and August 16th are business days).

The Company may also on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 6-K or other means designed to achieve widespread dissemination of the information. Trades by Insiders are also unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

Event-Specific Blackout. From time to time, an event may occur that is material to the Company and is known by only a few Insiders. So long as such an event remains material and non-public, no Insiders will be permitted to trade in Company securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in Company securities during an event-specific blackout, the Chief Financial Officer will inform the requester of the existence of a blackout period without disclosing the reason for the blackout. No person made aware of the existence of an event-specific blackout should disclose the existence of the blackout to any other person. The failure of the Chief Financial Officer to designate a person as being subject to an event-specific blackout will not in any event relieve that person of the obligation not to trade while aware of material non-public information.

Post-Termination Transactions

If upon termination of an Insiders’ employment with or service to the Company the Insider is in possession of material non-public information, such person may not trade in Company securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Policy will cease to apply to transactions in Company securities by an Insider upon the expiration of any blackout period that is applicable to Insider transactions at the time of termination of service.

Rule 144 of the Securities Act

It is the responsibility of any Insider to work with their broker, their counsel and company counsel and the Company’s transfer agent to adhere to the requirements of Rule 144 of the U.S. Securities Act of 1933, as amended, and pay any fees associated with the sale of their securities, including legal fees and transfer agent fees.

[1] Note that at the first quarter, there is overlap and extension of the blackout period as a consequence. Therefore, in the examples provided herein, from April 1 through August 16, given the filing dates for the 20-F as an annual report and any first quarter disclosure, there is a longer blackout period.

Section 13 and Section 16 of the Exchange Act

To the extent an Insider is required to make filings with the SEC pursuant to Section 13 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), it is their personal responsibility to comply with the reporting requirements, and they should contact their own advisors to determine what actions need to be taken for compliance.

So long as the Company remains a “foreign private issuer,” Section 16 of the Exchange Act does not apply to any officers, directors or 10% beneficial owners of the Company. If the Company becomes a U.S. domestic reporting company (i.e., no longer a “foreign private issuer”), such persons and entities must follow the reporting obligations under Section 16.

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Company securities may occur even when the person who has entered into the plan is aware of material nonpublic information.

To comply with this Policy, a Rule 10b5-1 Plan must be approved by the Company’s Chief Financial Officer and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

Certifications

From time to time on request from the Chief Financial Officer, each employee, officer and director will be required to certify his or her understanding of and intent to comply with this Policy. In addition, directors and officers will be expected to make this certification no less frequently than annually.